Exhibit 23.2
Consent of Acclaro Growth Partners, Inc.
March 6, 2024
Sterling Check Corp.
6150 Oak Tree Boulevard, Suite 490
Independence, OH 44131
Ladies and Gentlemen:
Acclaro Growth Partners, Inc. hereby consents to (i) references to its name, and (ii) reference to or quotation, inclusion, summarization, citation or incorporation by reference of (A) any data contained in the reports and materials it provides or has provided to the Company and (B) any other information, data and statements prepared by Acclaro Growth Partners, Inc., whether or not publicly available, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 of Sterling Check Corp. (the “Company”) (together with any amendments thereto, the “Annual Report”).
Acclaro Growth Partners, Inc. hereby further consents to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268996), Form S-8 (No. 333-270260), Form S-8 (No. 333-263646) and Form S-8 (No. 333-259722) of the Company, including any amendment thereto, any related prospectus and any related prospectus supplement, of such information.
Acclaro Growth Partners, Inc. also hereby consents to the filing of this letter as an exhibit to the Annual Report.

For and on behalf of
Acclaro Growth Partners, Inc.

/s/ Christopher Longiaru
Name: Christopher Longiaru
Title: COO/CFO